CONSENT OF LAZARD FRERES & CO.


                                                                 June 3, 1994


Board of Directors
Paramount Communications, Inc.
15 Columbus Circle
New York, New York 10023


Ladies and Gentlemen:

     We hereby consent to the inclusion in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 3, 1994 of our letters appearing as Exhibits 99.2 and 99.3 to the Registration Statement and to the references thereto, and the use of our name, under the captions "Summary - The Paramount Merger", "Special Factors - Opinions of
Financial Advisors", "Special Factors - Reasons for the Paramount Merger; Recommendations of the Board of Directors; Fairness of the Transaction" and "Certain Considerations" in the Joint Proxy Statement/Prospectus which is part of the Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                              Very truly yours,

                                              /s/ Lazard Freres & Co.

                                              LAZARD FRERES & CO.